Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Announces Change In Imagify Regulatory Strategy and

Deferral of Near-Term Contractual Cash Payments

Watertown, MA, February 17, 2009 — Acusphere Inc. (OTCBB: ACUS) announced today that it has submitted an amendment to its New Drug Application (NDA) for ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension. Imagify is designed for the detection of coronary artery disease, the leading cause of death in the United States. The NDA was submitted to the U.S. Food & Drug Administration (FDA) in April 2008 and filed in June 2008. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that more than 10 million cardiac stress imaging procedures are done each year in the U.S. of which 6.5 million are conducted with exercise stress and 3.5 million are conducted with pharmacologic stress. If FDA accepts the submitted amendment, the Imagify indication will be limited to subsets of patients undergoing pharmacologic stress techniques. The amended indication is focused on patients where the risk-to-benefit ratio of Imagify is more compelling than the broader indication that was originally filed. Since this is a significant amendment to the NDA for Imagify, it is likely that the FDA will push back the Prescription Drug User Fee Act (PDUFA) target date for their complete response letter from February 28, 2009 to May 31, 2009.

The Company has engaged in discussions to reduce, defer or eliminate costs to ensure that it can fund its operations beyond the anticipated PDUFA date of May 31, 2009. The Company also announced today that it had completed the renegotiation of payment terms under certain intellectual property agreements. Payments totaling approximately $6.7 million due in 2009 will be reduced to $350,000 immediately, with another $350,000 payable upon a financing of the company, and the remainder due in 2013. In addition, the Company announced last week that that the Board of Directors elected not to declare a quarterly cash dividend to holders of it 6.5% convertible exchangeable preferred stock that was otherwise payable on March 1, 2009, saving an additional $195,000.

Lawrence A. Gyenes, Chief Financial Officer of Acusphere, said, “We are very pleased to reach these agreements. These actions will carry us into June 2009 at our current burn rate and, together with discussions already in progress and other cost reduction initiatives, could allow us to explore strategic partnerships and financing alternatives following the receipt of the FDA response to our proposed amendment.”

About Acusphere, Inc.

Acusphere (OTCBB: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States, for which a New Drug Application (NDA) was submitted to the U.S. Food & Drug Administration (FDA) in April 2008, filed in June 2008 and amended in February 2009. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding, the NDA submission for Imagify and likelihood of regulatory approval and the commercial opportunity for Imagify. There can be no assurance that Imagify will be approved for the indication the Company is seeking, or at all. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended September 30, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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Contact:
Lawrence A. Gyenes, Chief Financial Officer	Investors:
617-648-8800	Tel: (617) 925-3444
Email: IR@acusphere.com
Acusphere, Inc.